UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CONTINUCARE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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January 20, 2011
Dear Shareholder:
     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Continucare Corporation to be held at our executive offices, 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126 on Thursday, February 24, 2011 at 9:30 a.m., Eastern Standard Time.
     The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting. At the Annual Meeting, you will have an opportunity to meet management and ask questions.
     Whether or not you plan to attend the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the attached Proxy Statement.
     We look forward to seeing you on February 24, 2011 and urge you to return your proxy card as soon as possible.
Sincerely,

Richard C. Pfenniger, Jr.
Chairman, Chief Executive Officer and President

CONTINUCARE CORPORATION
7200 Corporate Center Drive, Suite 600, Miami, Florida 33126

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Thursday, February 24, 2011

To the Shareholders of Continucare Corporation:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Continucare Corporation, a Florida corporation (“Continucare”), will be held at 9:30 a.m., Eastern Standard Time, on Thursday, February 24, 2011, at the executive offices of Continucare Corporation, 7200 Corporate Center Drive, Suite 600, Miami, Florida, 33126, for the following purposes:
(1)	The election of eight members to Continucare’s Board of Directors to hold office until our next annual meeting of shareholders or until their successors are duly elected and qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as Continucare’s independent registered public accounting firm for the year ending June 30, 2011;

(3)	A non-binding advisory vote on the compensation of the named executive officers of Continucare (“Say on Pay”);

(4)	A non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years; and

(5)	The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
     The Board of Directors has fixed the close of business on December 30, 2010 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment(s) or postponement(s) thereof.
     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.
By Order of the Board of Directors,

Fernando L. Fernandez
Senior Vice President — Finance, Chief
Financial Officer, Treasurer and Secretary
Miami, Florida
January 20, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 24, 2011
The accompanying proxy statement and the 2010 Annual Report on Form 10-K are available at
http://www.continucare.com
YOUR VOTE IS IMPORTANT
ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. WHETHER YOU PLAN TO ATTEND THE MEETING, ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS OF RECORD WHO EXECUTE A PROXY CARD MAY REVOKE THEIR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND VOTE THEIR SHARES IN PERSON AT THE MEETING.

ANNUAL MEETING OF SHAREHOLDERS
OF
CONTINUCARE CORPORATION

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies from the holders of our common stock for use at our Annual Meeting of Shareholders to be held at 9:30 a.m., Eastern Standard Time, on Thursday, February 24, 2011, at our executive offices, 7200 Corporate Center Drive, Suite 600, Miami, Florida, 33126, or at any adjournments or postponements thereof, pursuant to the foregoing Notice of Annual Meeting of Shareholders (the “Annual Meeting”). If you will need directions to the Annual Meeting, or if you require special assistance at the Annual Meeting because of a disability, please contact Ms. Maritza Malacrino at (305) 500-2103. This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about January 20, 2011.
     Shareholders should review the information provided herein in conjunction with our Annual Report, a copy of which accompanies this proxy statement. Our principal executive offices are located at 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126 and our telephone number is (305) 500-2000.
INFORMATION CONCERNING YOUR PROXY
     The enclosed proxy is solicited on behalf of our Board of Directors. The giving of a proxy does not prevent a shareholder of record to vote in person at the Annual Meeting should a shareholder of record giving a proxy so desire. Shareholders of record have an unconditional right to revoke their proxy at any time prior to the vote at the Annual Meeting, either in person at the Annual Meeting or by filing with our Secretary at our executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by us at or prior to the Annual Meeting. If you hold your shares beneficially in “street name” through your broker, you must obtain a signed proxy from the record holder in order to vote the shares in person at the Annual Meeting.
     The cost of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne solely by us. In addition to the use of mail, our employees may solicit proxies personally, by telephone and by facsimile. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing.
PURPOSES OF THE MEETING
     At the Annual Meeting, our shareholders will consider and vote upon the following matters:
(1)	The election of eight members to our Board of Directors to hold office until our next annual meeting of shareholders or until their successors are duly elected and qualified;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2011;

(3)	A non-binding advisory vote on the compensation of the named executive officers of the Company (“Say on Pay”);

(4)	A non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years; and

(5)	The transaction of such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

     Shares represented by valid proxies will be voted in the manner specified in such proxy. Shares represented by valid proxies which do not contain voting instructions as to a matter will be voted FOR the election of the nominees for director named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2011, FOR the approval of the Say on Pay proposal, and for the selection of “3 YEARS” as the frequency with which shareholders are provided an advisory vote on Say on Pay. In the event that any other business may properly come before the meeting, the shares represented by valid proxies received pursuant to this solicitation will be voted in the discretion of the proxy holders. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specification so made.
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
     The Board of Directors has set the close of business on December 30, 2010 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, there were 60,569,609 shares of our common stock outstanding. Only the record holders of issued and outstanding shares of our common stock as of the close of business on the record date are entitled to vote at the Annual Meeting. Shareholders that own their shares in “street name” through a stock brokerage account or through a bank or nominee may attend the meeting but may not grant a proxy or vote at the meeting. Instead, the broker, bank or nominee is considered the record holder of those shares and those shareholders must instruct the record holder how they wish their shares to be voted. Shareholders are entitled to one vote for each share held, and do not have the right to cumulate their votes. Shareholders do not have rights of appraisal or similar rights of dissenters under the Florida Business Corporation Act with respect to any of the proposals set forth in this proxy statement.
     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum with respect to all matters presented. Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the Annual Meeting. The appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2011 will be ratified if the votes cast favoring the ratification exceed the votes cast opposing the ratification. The Say on Pay proposal will be approved if the votes cast favoring the approval exceed the votes cast opposing the approval. Because your vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. Additionally, the advisory vote on the frequency of the advisory vote on Say on Pay in future years is not binding on the Board of Directors or the Compensation Committee and the Board of Directors may determine to hold an advisor vote on executive compensation more or less frequently than may be indicated by this advisory vote of our shareholders. Nevertheless, the Compensation Committee will take into account the outcome of this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares voted in opposition to the matter, unless such matter is one for which a greater vote is required by law or by our Articles of Incorporation or Bylaws. If less than a majority of the outstanding shares entitled to vote are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.
     Prior to the Annual Meeting, we will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting but will not be counted as votes cast for or against any given matter. Accordingly, abstentions will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2011, the non-binding advisory vote on the Say on Pay proposal, and the non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years.
     Broker “non-votes” occur when a broker, bank or other nominee who holds shares in “street name” for a beneficial owner does not have discretionary authority to vote on a matter and has not received instructions on how to vote from the beneficial owner of the shares. Under the rules of the New York Stock Exchange (“NYSE”), a broker or nominee holding shares in “street name” has the discretion to vote the beneficial owner’s shares with respect to certain routine matters for which they do not receive voting instructions, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. A broker does not have the discretion to vote on the election of directors, the non-binding advisory vote on the Say on Pay proposal, and the non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years. A broker non-vote will have no effect on the election of directors, the non-binding advisory vote on the Say on Pay proposal, and the non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of December 30, 2010 concerning the beneficial ownership of the common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our current directors and nominees, (iii) each Named Executive Officer (as defined in the Compensation Discussion and Analysis Section below), and (iv) all of our current executive officers and directors as a group. All holders listed below have sole voting power and investment power over the shares beneficially owned by them, except to the extent such power may be shared with such person’s spouse. Unless noted otherwise, the address of each person listed below is 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126.

Name and Address	Amount and Nature of		Percent of
of Beneficial Owner	Beneficial Ownership(1)		Common Stock(2)
Robert Cresci c/o Pecks Management Partners, Ltd. One Rockefeller Plaza Suite 1427 New York, NY 10020	389,534	(3)	*
Neil Flanzraich 4400 Biscayne Boulevard Miami, FL 33137	340,000	(4)	*
Phillip Frost, M.D. 4400 Biscayne Boulevard Miami, FL 33137	26,130,917	(5)	43.0%
Fernando L. Fernandez	606,250	(6)	1.0%
Luis H. Izquierdo	475,000	(6)	*
Jacob Nudel, M.D. 333 Las Olas Way, #3703 Fort Lauderdale, FL 33301	170,000	(7)	*
Richard C. Pfenniger, Jr.	1,673,493	(8)	2.7%
Gemma Rosello	381,250	(6)	*
Marvin A. Sackner, M.D. 4400 Biscayne Boulevard Miami, FL 33137	25,000	(6)	*
Jacqueline M. Simkin 801 Brickell Avenue, Suite 2350 Miami, FL 33131	622,640	(9)	1.0%
A. Marvin Strait 2 North Cascade Avenue Suite 1300 Colorado Springs, CO 80903	160,000	(10)	*
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	3,700,000	(11)	6.1%
All directors and executive officers as a group (11 persons)	30,974,084		48.9%

*	Less than one percent.

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”); the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act.

(2)	Based on 60,569,609 shares outstanding as of December 30, 2010.

(3)	Includes 140,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(4)	Includes 140,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(5)	Includes (i) 24,771,604 shares owned beneficially through Frost Gamma Investments Trust; (ii) 819,313 shares beneficially owned through Frost Nevada Investments Trust; (iii) 400,000 shares of stock owned directly by Dr. Frost and (iv) 140,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(6)	Represents shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(7)	Includes 120,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(8)	Includes 593,750 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(9)	Includes 572,640 shares of common stock held by the Jacqueline Simkin Trust, of which Ms. Simkin is a beneficiary, and 50,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(10)	Includes 133,334 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after December 30, 2010.

(11)	Based on a Schedule 13G Amendment filed with the SEC on February 12, 2010.
ELECTION OF DIRECTORS
(Proposal No. 1)
Nominees for Election as Director
     Eight persons are nominated for election as directors to serve until our next Annual Meeting of Shareholders or until each director’s successor is duly elected and qualified. Although we anticipate that all of the nominees will be able to serve, if any nominee is unable or unwilling to serve at the time of the Annual Meeting, proxies solicited hereunder will be voted in favor of the remaining nominees, if any, and for such other persons as may be designated by the Board of Directors, unless directed by a proxy to do otherwise.
     The following table sets forth the names and ages of the director nominees. Each director nominee is a current director of ours who has been nominated for re-election at the Annual Meeting.

Name	Age
Richard C. Pfenniger, Jr.	55
Robert J. Cresci	67
Neil Flanzraich	67
Phillip Frost, M.D.	74
Jacob Nudel, M.D.	62
Marvin A. Sackner, M.D.	78
Jacqueline M. Simkin	68
A. Marvin Strait	77
     The following additional information is provided for each of the directors listed above.
     Richard C. Pfenniger, Jr. has served as one of our directors since March 2002. In September 2002, Mr. Pfenniger was appointed Chairman of the Board of Directors. In 2003, he was appointed Chief Executive Officer and President. Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through 2003. From 1994 to 1997, Mr. Pfenniger served as the Chief Operating Officer of IVAX Corporation, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. For seven years prior thereto, Mr. Pfenniger was engaged in the private practice of law. Before practicing law Mr. Pfenniger was a certified public accountant. Mr. Pfenniger currently serves as a director of GP Strategies Corporation (corporate education and training), Safestitch Medical, Inc. (medical devices) and OPKO Health, Inc. (pharmaceuticals).
     As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the board of directors in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate.
     Robert J. Cresci has served as one of our directors since February 2000. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. Mr. Cresci currently serves on the Boards of Directors of

Luminex Corporation (biotechnology), j2 Global Communications, Inc. (telecommunications), and several private companies. Mr. Cresci served on the Board of Directors of Sepracor, Inc. (pharmaceuticals) from 1990 to October 2009.
     Mr. Cresci has extensive experience serving on the boards of directors of private and public companies within the broader healthcare industry and brings a significant depth of knowledge in capital markets considerations. Mr. Cresci also brings corporate governance expertise to the board of directors, including through his service as Chairman of the Luminex Corporation Nominating and Corporate Governance Committee.
     Neil Flanzraich has served as one of our directors since March 2002. Mr. Flanzraich is the Executive Chairman of Tigris Pharmaceuticals, Inc., and the Chairman of ParinGenix, Inc., both of which are privately-owned biotech companies, and he is also a Founder and Principal of Leviathan Biopharma Group, LLC, a venture capital firm. From May 1998 through February 2006, he served as the Vice Chairman and President of IVAX Corporation. Mr. Flanzraich retired from IVAX following its acquisition by Teva Pharmaceuticals in January 2006. Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman White & McAuliffe, a law firm, from 1995 to 1998. From 1981 to 1994, Mr. Flanzraich served as Senior Vice President and chief in-house counsel at Syntex Corporation and as a member of its Corporate Executive Committee. From 1994 to 1995, after Syntex Corporation was acquired by Roche Holding Ltd., Mr. Flanzraich served as a Senior Vice President and General Counsel of Syntex (U.S.A.) Inc., a Roche subsidiary. Mr. Flanzraich was Chairman of the Board of Directors of North American Vaccine, Inc. from 1989 to 2000. Mr. Flanzraich also currently serves on the Boards of Directors of Bellus Health Inc. (formerly Neurochem, Inc.) (pharmaceuticals); Equity One, Inc. (real estate), and Chipotle Mexican Grill, Inc. (a chain of Mexican restaurants). Mr. Flanzraich also served for four years on the Board of Directors of Javelin Pharmaceuticals, Inc. (pharmaceuticals) until it was acquired by Hospira on July 2, 2010 and served on the Board of Directors of RAE Systems, Inc. (gas detection and security monitory systems) from 2000 to 2009.
     Mr. Flanzraich’s past executive experience helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. Mr. Flanzraich’s legal background provides valuable expertise in the risk management discipline.
     Phillip Frost, M.D. has served as one of our directors since January 2004. Dr. Frost formerly served on our Board of Directors as Vice Chairman from September 1996 until April 2002. Dr. Frost presently serves as the Chairman of the Board and Chief Executive Officer of OPKO Health, Inc., a specialty pharmaceutical company, since 2007. He is Chairman of the Board of Directors of TEVA Pharmaceuticals, Ltd. (pharmaceuticals) and was Vice Chairman from 2006 to March of 2010. He is Chairman of the Board of Ladenburg Thalmann Financial Services, Inc. (security brokerage), and a Director from 2004 to 2006; and Chairman of the Board of Prolor Biotech, Inc. (formerly Modigene, Inc.) (biopharmaceuticals). He also serves as a Director of Castle Brands, Inc. (developer and marketer of alcoholic beverages), and was a Director from 2005 to 2007. Previously, he served as the Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation from 1987 to 2006. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. He served on the Board of Directors of Northrop Grumman from 1996 until his retirement from the board in 2009. Dr. Frost has also served on the following boards; Chairman of the Board for Ivax Diagnostic from 2001 to 2006, and Ideation Acquisition Corp (now SearchMedia Holdings Limited) from 2007 to 2009, a Director of Cellular Technical Services (now SafeStitch Medical, Inc.) from 2005 to 2007, Protalix BioTherapeutics, Inc. in 2007, and was a Co-Vice Chairman of the American Stock Exchange from 2005 to 2008 and was a Governor of the American Stock Exchange from 1992 to 2008. He also served as the Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990. Dr. Frost serves on the Board of Regents of the Smithsonian Institution, is a member of the Board of Trustees of the University of Miami and a Governor of Tel Aviv University, is Chairman of Temple Emanu El, and is a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center.
     Dr. Frost’s experience as a physician and chairman and chief executive officer of large pharmaceutical companies has given him insight into the healthcare industry. Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, industry knowledge, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.
     Jacob Nudel, M.D. has served as one of our directors since October 2002. Dr. Nudel served as Chief Executive Officer of Comprehensive Casualty Care, LLC, a company that sought to establish special purpose medical provider networks, from October 2008 to April 2010. He is also a private investor who founded MDwerks.com Corp., where he served as Chairman from 2000 to 2005. From 1995 to 2000, Dr. Nudel served as Chief Executive Officer of Allied Health Group, Inc. From 1992 to 2000, Dr. Nudel also served as Chief Executive Officer of Florida Specialty Network, Inc.

     Dr. Nudel’s past experience as an executive officer and director of multiple health industry related companies allows him to provide valuable insights and advice to the board of directors. Additionally, Dr. Nudel’s experience as a physician has given him insights into many aspects of our business and the markets in which we operate.
     Marvin A. Sackner has served as one of our directors since February 2010. Dr. Sackner has served as a director of Non-Invasive Monitoring Systems, Inc. since he was first elected as Chairman of the Board, Chief Executive Officer and Director in November 1989 and served as Chairman of the Board from November 1989 until October 2008. He served as Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. from 1989 until 2002 and from December 2007 to the present. Dr. Sackner co-founded Respitrace Corporation, a predecessor to Non-Invasive Monitoring Systems, Inc., in 1977 and was the Chairman of its Board from 1981 until October 1989. From 1974 until October 1991, Dr. Sackner was the Director of Medical Services at Mount Sinai in Miami Beach, Florida. From 1973 to 1996, he served as Professor of Medicine, University of Miami at Mount Sinai. Since 2004, he has been Voluntary Professor of Medicine, Leonard Miller Medical School of University of Miami. From 1979 to 1980, Dr. Sackner was the President of the American Thoracic Society. Dr. Sackner was the Chairman of the Pulmonary Disease Subspecialty Examining Board of the American Board of Internal Medicine from 1977 to 1980. In 2007, he was awarded an Honorary Doctorate Degree for “outstanding work in the entire field of pulmonology and sleep disorders,” by the University of Zurich (Switzerland). Dr. Sackner holds 33 United States Patents and has written 223 scientific papers and four books.
     Dr. Sackner’s multi-faceted past experience as Chief Executive Officer and Chairman of the Board of Directors of Non-Invasive Monitoring Systems, Inc. allows him to provide valuable business, leadership, and management advice to the board of directors in many critical areas. This combined with his past experience as a professor of medicine and Director of Medical Services at Mount Sinai has given him insights on many aspects of our business and the markets in which we operate.
     Jacqueline M. Simkin has served as one of our directors since September 2008. Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments since 1996. She was a member of the boards of Alpnet Inc. and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Colombia Bar Association.
     Ms. Simkin’s past experience as an executive officer and director allows her to provide valuable insights and advice to the board of directors. Additionally, Ms. Simkin’s experience managing investments allows her to provide the board of directors valuable knowledge regarding markets and investment opportunities.
     A. Marvin Strait has served as one of our directors since March 2004. Mr. Strait presently practices as a Certified Public Accountant under the name A. Marvin Strait, CPA. He has practiced in the field of public accountancy in Colorado for over 40 years. He presently serves as a member of the Board of Trustees of the Colorado Springs Fine Arts Center Foundation, the Sam S. Bloom Foundation, The Penrose-St. Francis Health Foundation and the Pikes Peak Educational Foundation. He presently serves as a member of the Board of Directors and Chairman of the Audit Committee of Sturm Financial Group, Inc. and GP Strategies Corporation. He also presently serves as a member of the Board of Directors of the Denver School of Nursing and on the Community Advisory Panel of American National Bank. Mr. Strait previously served as a member of the Board of Directors and Chairman of the Audit Committee of RAE Systems, Inc. from 2006 to 2009, as the Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”), as President of the Colorado Society of Certified Public Accountants and the Colorado State Board of Accountancy, and serves as a permanent member of the AICPA Governing Council.
     Mr. Strait’s experience as a Certified Public Accountant allows him to provide accounting and financial expertise to the board of directors. He has served on the audit committees of several companies, and is currently Chairman of the GP Strategies Corporation Audit Committee. As a result of these experiences, Mr. Strait brings to the board of directors significant expertise in accounting and financial matters and in analyzing and evaluating financial statements.
Vote Required and Recommendation
     The Board of Directors recommends a vote for each of the nominees. Directors will be elected by a plurality of the votes cast by the shares of our common stock entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES IDENTIFIED ABOVE.

Identification of Executive Officers
     The following individuals are our executive officers.

Name	Age	Position
Richard C. Pfenniger, Jr.	55	Chairman of the Board, Chief Executive Officer and President
Fernando L. Fernandez	49	Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary
Gemma Rosello	55	Executive Vice President — Operations
Luis H. Izquierdo	56	Senior Vice President — Marketing and Business Development
     All officers serve until they resign or are replaced or renamed at the discretion of the Board of Directors.
     The following additional information is provided for the executive officers shown above who are not directors.
     Fernando L. Fernandez was appointed Senior Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary in June 2004. Mr. Fernandez, a certified public accountant, served as Senior Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary of Whitman Education Group, Inc. from 1996 until 2003. Prior to and since his service at Whitman Education Group, Inc., Mr. Fernandez served as Chief Financial Officer of several private investment entities owned by Phillip Frost, M.D. Prior to 1991, Mr. Fernandez served as Audit Manager for PricewaterhouseCoopers LLP (formerly Coopers & Lybrand) in Miami, Florida.
     Gemma Rosello was appointed Executive Vice President — Operations in October 2006. Ms. Rosello had previously served as Senior Vice President — Operations from May 2005. Prior to joining us, Ms. Rosello was the Medicare Business Development Director for AvMed Health Plan. She served as Vice President of Health Services for Neighborhood Health Plan from 2003 to 2004. From 1993 to 2002, she served as the Chief Executive Officer of Medical Utilization Review Associates (MURA), a management service organization, and Apex Health Services which managed Medicare, Medicaid and commercial full risk contracts with national and regional payors. Prior to her work in the managed care arena, Ms. Rosello served as Chief Operating Officer for an acute medical/surgical non-profit hospital in Miami, Florida.
     Luis H. Izquierdo was appointed Senior Vice President — Marketing and Business Development in January 2004. Mr. Izquierdo served as Senior Vice President and as a member of the Board of Directors for Neighborhood Health Partnership from 2002 to 2004. Mr. Izquierdo was Senior Vice President of Marketing and Sales for Foundation Health, Florida from 1999 through 2001. From 1997 through 1999, Mr. Izquierdo served as Senior Vice President and Chief Marketing Officer for Oral Health Services. From 1995 to 1997, Mr. Izquierdo served as the Vice President, Corporate Marketing and Sales for Physicians Corporation of America, and, from 1992 to 1995, he served as the Senior Vice President, Marketing and Sales for CAC-Ramsay Health Plans.
Family Relationships
     Mr. Pfenniger, Chairman of the Board, Chief Executive Officer and President, is married to Gemma Rosello, Executive Vice President — Operations. There are no other family relationships between any director, executive officer, or person nominated or chosen by us to become a director or executive officer.
CORPORATE GOVERNANCE
     Pursuant to our bylaws and the Florida Business Corporation Act, our business and affairs are managed under the direction of the Board of Directors. Directors are kept informed of our business through discussions with management, including the Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees. The Board of Directors and each of its committees are authorized to retain financial, legal and other advisors. The Board of Directors reviews its performance annually.
Director Independence
     The provisions of our Governance Principles regarding director independence meet the listing standards of the NYSE. A copy of our Governance Principles is also available on our website at www.continucare.com under the Governance tab found in the Investor Relations section. The Board of Directors undertook a review of each director’s independence in October 2010. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board of Directors also examined transactions and relationships between directors or their known affiliates and members of our senior management or their known affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under applicable laws and regulations and the NYSE listing standards. As a result of our review of the relationships of each of the members of the Board of Directors, the Board of Directors affirmatively determined that a majority of our directors, including Mr. Cresci, Mr. Flanzraich, Dr. Frost, Dr. Nudel, Dr. Sackner, Ms. Simkin, and Mr. Strait, are “independent” directors within the meaning of the listing standards of the NYSE and applicable law. As required by the NYSE, our independent directors meet regularly in executive session without the presence of our non-independent directors or management. Executive sessions of the Board of Directors are presided over by the Chairman of the Board Committee having authority over the subject matter discussed at the executive session, as appropriate.
Committees of the Board of Directors and Meeting Attendance
     During the fiscal year ended June 30, 2010 (“Fiscal 2010”), the Board of Directors held five meetings and took certain actions by unanimous written consent. Each director other than Dr. Frost attended at least 75% of the aggregate of (i) the number of meetings of the Board of Directors held during Fiscal 2010, and (ii) the number of meetings held during Fiscal 2010 by all committees of the Board of Directors on which he or she served. We have no formal policy requiring our directors to attend our annual meeting of shareholders, but three of our directors attended our last annual meeting of shareholders. Mr. Flanzraich, Dr. Frost, Dr. Nudel, Dr. Sackner and Ms. Simkin did not attended our last annual meeting of shareholders.
     The Board of Directors has established Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The Board of Directors has adopted a written charter for each of these four committees, which is available on our website at www.continucare.com under the Governance tab found in the Investor Relations section.
The Audit Committee
     The Audit Committee currently consists of Mr. Cresci, Mr. Flanzraich, Ms. Simkin and Mr. Strait (Chairman). The Board of Directors has determined that all current members of the Audit Committee are “financially literate,” “financially sophisticated,” and “independent” within the meaning of the listing standards of the NYSE and applicable SEC regulations. The Board of Directors has determined that Mr. Strait meets the attributes of an “audit committee financial expert” within the meaning of SEC regulations.
     The Audit Committee held seven meetings during Fiscal 2010. The duties and responsibilities of the Audit Committee include (i) appointing our independent registered public accounting firm, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies and internal controls, and (iv) having general responsibility for the oversight of all audit related matters. The Board of Directors adopted a written charter for the Audit Committee, which is available on our website at www.continucare.com. A report from the Audit Committee is included on page 21.
The Compensation Committee
     The Compensation Committee currently consists of Mr. Cresci (Chairman), Mr. Flanzraich, Mr. Strait and Dr. Sackner. The Board of Directors has determined that all of the current members of the Compensation Committee are “independent” within the meaning of the listing standards of the NYSE. The Compensation Committee held five meetings during Fiscal 2010. The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibilities relating to compensation of our directors and executive officers. It reviews and determines the compensation of our executive officers. It also assists the Board of Directors in the administration of our equity-based compensation plans. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis below. The Board of Directors adopted a written charter for the Compensation Committee, which is available on our website at www.continucare.com.
The Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee currently consists of Dr. Frost (Chairman), Mr. Cresci, Dr. Nudel and Dr. Sackner. The Board of Directors has determined that all of the current members of the Nominating and Corporate Governance Committee are “independent” within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee is responsible for (i) identifying and recommending individuals qualified to become directors, (ii) recommending appointments to the committees of the Board of Directors, (iii) developing and recommending to the Board of Directors a set of governance principles and (iv) overseeing the evaluation of the Board of Directors and management. The Board of Directors adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.continucare.com.
     The Nominating and Corporate Governance Committee held one meeting during Fiscal 2010. The Nominating and Corporate Governance Committee expects it will generally identify candidates for director through the business and other organizational contacts of the directors and management. Candidates for director will be selected on the basis of the contributions the Nominating and Corporate Governance Committee believes that those candidates can make to the Board of Directors and to management and on such other qualifications and factors as the Nominating and Corporate Governance Committee considers appropriate. In assessing potential new directors, the Nominating and Corporate Governance Committee will seek individuals from diverse professional backgrounds who the Nominating and Corporate Governance Committee believes will provide a broad range of experience and expertise. Director candidates should have a reputation for honesty and integrity, strength of character, mature judgment and experience in positions with a high degree of responsibility. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees will be reviewed in the context of the current composition of the Board of Directors and our evolving needs. The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. All such recommendations must be delivered in accordance with the provisions of our bylaws and addressed to our Secretary who will forward such shareholder recommendations to the Nominating and Corporate Governance Committee for consideration. To be eligible for inclusion in our proxy statement and form of proxy relating to our next annual meeting of shareholders, shareholder nominations must be received by our Secretary no later than October 22, 2011 and no earlier than September 22, 2011. We also require that the members of our Board of Directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending Board of Directors and applicable committee meetings. In addition to identifying and recommending qualified candidates to serve as directors, the Nominating and Corporate Governance Committee studies and makes recommendations to the Board of Directors concerning the size of the Board of Directors.
The Executive Committee
     The Executive Committee currently consists of Mr. Cresci, Mr. Flanzraich, Dr. Frost and Mr. Pfenniger (Chairman). The Executive Committee is responsible for exercising certain powers of the full Board of Directors during intervals between meetings of the full Board of Directors. The Board of Directors adopted a written charter for the Executive Committee, which is available on our website at www.continucare.com.
Board Leadership Structure
     The Board of Directors has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board of Directors remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Currently, the Company combines the positions of Chief Executive Officer and Chairman of the Board of Directors as it believes that the Chief Executive Officer is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board of Directors about the Company’s performance and strategies, and preparing agendas for the Board of Directors.
     Currently, the Company has not designated a lead independent director and executive sessions of the Board of Directors are presided over by the Chairman of the Board Committee having authority over the subject matter discussed at the executive session, as appropriate. We believe this leadership structure is appropriate based on the Company’s size and characteristics and its commitment to a strong, independent Board of Directors, exemplified by seven out of eight of its directors qualifying as an independent director.
Corporate Governance Principles, Board Oversight of Enterprise Risk, and Code of Conduct and Ethics
     The Board of Directors has adopted a set of Governance Principles, which provide a framework within which the Board of Directors and its committees direct the affairs of the Company. The Governance Principles address the roles of the Board of Directors and management, functions of the Board of Directors, qualifications for directors, director independence, ethics and conflicts of interest, among other matters. The Governance Principles are available on our website at www.continucare.com under the Governance tab found in the Investor Relations section.
     The Board of Directors is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through the committees of the Board of Directors identified above but the full

Board of Directors has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board of Directors consider the risks within their areas of responsibility. The Board of Directors satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board believes that the combination of the Chairman and Chief Executive Officer roles facilitates the exercise by the Board of Directors of their key risk oversight responsibility by focusing on clear lines of communication between management and the Board of Directors and its committees. See the discussion of “Board Leadership Structure” above.
     We have adopted a Code of Conduct and Ethics applicable to our directors, officers and employees including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. A copy of our Code of Conduct and Ethics is available on our website at www.continucare.com. We intend to post amendments to or waivers from our Code of Conduct and Ethics (to the extent applicable to our Chief Executive Officer, Chief Financial Officer or principal accounting officer or to our directors) on our website. Our website is not part of this proxy statement.
Compensation Committee Interlocks and Insider Participation
     During Fiscal 2010, our Compensation Committee was comprised of the following members: Mr. Cresci (Chairman), Mr. Flanzraich, Ms. Simkin and Mr. Strait. In October 2010, Dr. Sackner was appointed a member of the Compensation Committee and Ms. Simkin resigned as a member of the Compensation Committee. There are no interlocking relationships between members of our Compensation Committee and the compensation committees of other companies’ board of directors.
Certain Relationships and Related Transactions
     The Audit Committee reviews and approves transactions in which Continucare was or is to be a participant, where the amount involved exceeded or will exceed $120,000 annually and any of our directors, executive officers or their immediate family members had or will have a direct or indirect material interest. We have a written policy stating that the Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. The related party transaction will not be approved unless at a minimum it is for our benefit and is upon terms no less favorable to us than if the related party transaction was with an unrelated third party. In Fiscal 2010, no related party transaction occurred where this process was not followed.
     As a result of the acquisition of Miami Dade Health Centers, Inc. and its affiliated companies in 2006, we became a party to a lease agreement for office space owned by Dr. Luis Cruz, a director of Continucare through February 2010. For Fiscal 2010, expenses related to this lease were approximately $0.4 million. This lease is scheduled to terminate on December 31, 2011 with an option to renew for an additional five years.
     Effective November 1, 2007, we entered into agreements with Centers of Medical Excellence, Inc., an entity owned by Dr. Cruz pursuant to which this entity acted as one of our independent physician affiliates in connection with the provision of primary care health services to a limited number of Medicare Advantage members enrolled in plans sponsored by CarePlus Health Plans, Inc. The arrangement was on substantially similar terms to arrangements we have with our other independent physician affiliates under at risk arrangements where we provide medical utilization services and pay a primary care capitation fee to the provider. Under this arrangement, CarePlus paid us a monthly capitation fee based on the number of CarePlus Medicare Advantage members who selected Centers of Medical Excellence as their primary care provider and we in turn paid a monthly primary care capitation fee to Centers of Medical Excellence. Centers of Medical Excellence was also eligible to receive a bonus from us if they operated in a cumulative surplus. For Fiscal 2010, Centers of Medical Excellence received approximately $0.3 million from us in connection with these agreements. Effective December 31, 2009, we terminated our agreements with Centers of Medical Excellence, Inc.
     On October 23, 2008, we entered into a joint venture with Dr. Jacob Nudel, a current director of the Company, that sought to establish medical provider networks to provide services on an outpatient basis to patients sustaining injuries related to automobile accidents, which we refer to as special purpose provider networks. Under the revenue and cost sharing provisions of the joint venture, provided that we had a liquidation preference with respect to 100% of our capital contributions, (i) all ordinary cash flow of the joint venture would have been distributed to us and Dr. Nudel, pro rata in accordance with the parties ownership interest, and (ii) all net proceeds from capital transaction or liquidation proceeds would have been distributed, first, to us until such time as we had received aggregate distributions equal to our aggregate capital contributions, and thereafter, to us and Dr. Nudel, pro rata in accordance with the parties ownership interest. The Company and Dr. Nudel each had a 50% ownership interest in the joint venture. For Fiscal 2010, we recorded operating expenses of approximately $0.4 million related to the joint venture. In April 2010, we terminated the business activities of the joint venture and recognized a loss on impairment of fixed assets of approximately $0.1 million during Fiscal 2010.
Communications with the Board of Directors and Non-Management Directors
     Shareholders who wish to communicate with the Board of Directors, any individual director, the presiding director or the non-management directors as a group can write to our Chairman and Chief Executive Officer, Richard C. Pfenniger, Jr. The letter should include a statement indicating that the sender is a shareholder of ours. Depending on the subject matter, an officer of ours will either:
•	forward the letter to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly if it relates to routine or ministerial matters, including requests for information; or

•	not forward the letter if it is primarily commercial in nature or if it is determined to relate to an improper or irrelevant topic.
     A member of management will, at each meeting of the Board of Directors, present a summary of any non-routine or non-ministerial, relevant and proper letters received since the last meeting that were not forwarded to the Board of Directors and will make those letters available to the Board of Directors upon request.
Compensation of Directors
     Our Compensation Committee determines director compensation. The Compensation Committee strives to set a mix of cash and equity-based compensation in amounts which fairly compensate the directors for their expected time commitments and responsibilities in serving on the Board and which aligns the directors interests with the long term interests of shareholders. Excluding Dr. Sackner, each of our non-employee directors received a cash retainer of $30,000 for their service on the Board in Fiscal 2010. Dr. Sackner received a cash retainer of $7,500 for his service on the Board in Fiscal 2010 due to his appointment to the Board during the fiscal year (February 2010). In addition, for Fiscal 2010, the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee received an additional cash retainer of $5,000 and the Chairman of the Audit Committee received an additional cash retainer of $10,000. Also, each of our non-employee directors were granted fully vested options to purchase 25,000 shares of common stock during Fiscal 2010. Effective for the fiscal year ending June 30, 2011, the cash retainer for non-employee directors serving on the Board was increased to $50,000, the additional cash retainers for the Chairman of each of the Nominating and Corporate Governance Committee and the Compensation Committee were increased to $10,000 and the additional cash retainer for the Chairman of the Audit Committee was increased to $15,000. The options to be granted annually to non-employee directors remained unchanged.

Director Compensation — Fiscal 2010

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash	Awards	Awards(1)	Compensation	Earnings	Compensation	Total
Robert J. Cresci	$35,000	—	$39,853	—	—	—	$74,853
Luis Cruz, M.D. (2)	$22,500	—	$—	—	—	—	$22,500
Neil Flanzraich	$30,000	—	$39,853	—	—	—	$69,853
Phillip Frost, M.D.	$35,000	—	$39,853	—	—	—	$74,853
Jacob Nudel, M.D.	$30,000	—	$39,853	—	—	—	$69,853
Marvin A. Sackner, M.D. (3)	$7,500	—	$39,853	—	—	—	$47,353
Jacqueline Simkin	$30,000	—	$39,853	—	—	—	$69,853
A. Marvin Strait	$40,000	—	$39,853	—	—	—	$79,853

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2010, in accordance with ASC 718, without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to Fiscal 2010. Assumptions used in the calculation of these amounts are included in footnote 7 to our audited financial statements for the fiscal year ended June 30, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 9, 2010. There were no forfeitures during Fiscal 2010. The grant date fair value of the stock option awards granted during Fiscal 2010 and computed in accordance with ASC 718 was $1.59 per share. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of June 30, 2010:

Name	Stock Options
Robert J. Cresci	140,000
Neil Flanzraich	140,000
Phillip Frost, M.D.	140,000
Jacob Nudel, M.D.	120,000
Marvin A. Sackner, M.D.	25,000
Jacqueline Simkin	150,000
A. Marvin Strait	133,334

(2)	Dr. Cruz resigned as a member of the Board of Directors in February 2010.

(3)	Dr. Sackner was elected a member of the Board of Directors in February 2010.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Program
     Our Compensation Committee administers the compensation program for our executive officers and also determines compensation for our non-employee directors. The Compensation Committee reviews and determines all executive officer compensation, administers our equity incentive plans (including reviewing and approving grants to our executive officers), makes recommendations to shareholders with respect to proposals related to compensation matters and generally consults with management regarding employee compensation programs. Based upon the Compensation Committee’s annual review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

     The Compensation Committee’s charter reflects these responsibilities, and the Compensation Committee and the Board periodically review and, if appropriate, revise the charter. The Board determines the Compensation Committee’s membership. During Fiscal 2010, Robert J. Cresci (Chairman), Neil Flanzraich, Jacqueline M. Simkin and A. Marvin Strait, C.P.A., each of whom are non-employee independent directors, comprised the Compensation Committee. In October 2010, Dr. Sackner was appointed a member of the Compensation Committee and Ms. Simkin resigned as a member of the Compensation Committee. The Compensation Committee meets at regularly scheduled times during the year, and it may also hold specially scheduled meetings and take action by written consent. At Board meetings, the Chairman of the Compensation Committee reports on Compensation Committee actions and recommendations, with all discussions of executive compensation occurring in executive sessions of the Board.
     Our executive officers, each of whom are included in the Summary Compensation Table below, are Richard C. Pfenniger, Jr., Chairman of the Board, Chief Executive Officer and President, Fernando L. Fernandez, Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary, Luis H. Izquierdo, Senior Vice President — Marketing and Business Development, and Gemma Rosello, Executive Vice President — Operations. Throughout this proxy statement, these individuals are sometimes referred to collectively as the “Named Executive Officers.”
Compensation Philosophy and Objectives
     The core objectives of our compensation programs are to secure and retain the services of high quality executives and to provide compensation to our executives that are commensurate and aligned with our performance and advances both short and long-term interests of ours and our shareholders. We seek to achieve these objectives through three principal compensation programs: a base salary, long-term equity incentives, in the form of periodic grants of stock options, and an annual cash incentive bonus. Base salaries are designed primarily to attract and retain talented executives. Periodic grants of stock options are designed to provide a strong incentive for achieving long-term results by aligning interests of our executives with those of our shareholders, while at the same time encouraging our executives to remain with us. Annual cash incentives are designed to motivate and reward the achievement of selected financial goals, generally tied to profitability. The Compensation Committee does not use benchmarking against peer groups to establish the compensation levels of the Named Executive Officers nor does it retain a compensation consultant to advise them on compensation issues. The Compensation Committee believes that our compensation program for the Named Executive Officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officer.
Role of Executive Officers in Compensation Decisions
     The Compensation Committee makes all compensation decisions for the Named Executive Officers. Our Chief Executive Officer works closely with the Compensation Committee on compensation matters. The Chief Executive Officer annually reviews the performance of each of the Named Executive Officers (other than the Chief Executive Officer and the Executive Vice President — Operations, whose performance is reviewed by the Compensation Committee) and the compensation paid to those individuals during the past fiscal year, and makes recommendations regarding compensation to be paid to those individuals during the next fiscal year. The conclusions reached and recommendations based on these reviews, including those with respect to setting and adjusting base salary, annual cash incentive awards and stock option awards, are presented to the Compensation Committee. Following a review of these conclusions and recommendations, the Compensation Committee will make compensation decisions for these executives as it deems appropriate, including approving the Chief Executive Officer’s recommendations or modifying upward or downward any recommended amounts or awards to the Named Executive Officers. The Compensation Committee meets with the Chief Executive Officer annually to discuss his performance, but ultimately decisions regarding his compensation are made solely by the Compensation Committee based on its deliberations.
Named Executive Officer Compensation Components
     For the fiscal year ended June 30, 2010, base salary, an annual cash incentive bonus opportunity and long-term equity incentive compensation were the principal components of compensation for the Named Executive Officers.
     A significant portion of total compensation is comprised of base salary, which enables us to attract and retain talented executive management through the payment of reasonable current income. Long-term equity incentives, in the form of stock options, which generally vest over a period of four years, also form a meaningful percentage of overall compensation which is tied directly to increases in the price of our common stock and also serves the goal of retaining key management. Finally, the annual cash incentive bonus, which historically has been a smaller portion of total cash compensation, provides additional current income to encourage the attainment of annual profitability goals. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive. There is no pre-established target or formula for allocating among these three elements of compensation. Rather, the Compensation Committee strives to apportion a mix between cash and equity compensation to provide meaningful current income and to motivate the attainment of long-term value for our shareholders.
     The Compensation Committee generally makes determinations regarding Named Executive Officer compensation at the regularly scheduled meeting of the Compensation Committee following completion of each fiscal year, which typically occurs in September. At this meeting, the Compensation Committee will typically determine base salaries for the upcoming fiscal year, the amount of any cash incentive bonus payable to the Named Executive Officers under the annual cash incentive plan for the preceding fiscal year, the terms of the annual cash incentive plan for the upcoming fiscal year and the grant of any equity incentive awards.
     Base Salary
     The Compensation Committee approves each Named Executive Officer’s base salary by considering the individual’s duties and responsibilities. In setting base salaries for the Named Executive Officers, the Compensation Committee undertakes an annual review in consultation with and based upon recommendations from the Chief Executive Officer. The Compensation Committee’s review includes, among other things, the functional and decision-making responsibilities of each position, the significance of the Named Executive Officer’s specific area of individual responsibility to our financial performance and achievement of overall goals and the experience and past performance and expected future contribution of each executive officer. Decisions regarding increases in base salary also take into account the executive’s current salary. With respect to base salary decisions for the Chief Executive Officer, the Compensation Committee makes an assessment of Mr. Pfenniger’s past performance as Chief Executive Officer and its expectations as to his future contributions, as well as the factors described above for the other Named Executive Officers, including evaluating his individual performance and our financial condition, operating results and attainment of strategic objectives.
     When setting or approving base salary determinations, the Committee does not use any specific formula, factors, or particular criteria that must be met by each executive officer and does not assign any relative weight to any factors or criteria it considers. Rather, the Committee exercises its judgment and discretion by considering all factors that it deems relevant at the time of such determination. For example, in determining base salary increases for Fiscal 2010, the Committee considered improvements in the Company’s results of operations and financial position. In Fiscal 2009, revenue increased by 11%, income from operations increased by 38%, operating margins increased to 9% from 7%, and net income increased by 36%. Additionally, the Company’s financial position strengthened as cash and cash equivalents increased by 40%, working capital increased and the Company continued to operate with virtually no long-term debt. The Committee further noted that the Company continued a multi-year trend of year-over-year improved financial performance. The Committee believes these improvements were a result of the efforts of Mr. Pfenniger and the Company’s other executive officers in executing the Company’s strategic growth plan. However, the Committee believes that it is more appropriate to acknowledge recognition of these achievements in determining stock option awards and bonus payments and generally does not approve a material increase in base salary, absent a significant promotion or other significant change in responsibility of the executive officer. As a result, for Fiscal 2010, the Committee granted our executive officers modest base salary increases which were, in the Committee’s judgment, appropriate, given the general economic and market conditions.
     The Chief Executive Officer’s Fiscal 2010 base salary increased 8.4% from Fiscal 2009 and the other Named Executive Officers’ Fiscal 2010 base salaries increased in the range of 2.5% to 4.8% from Fiscal 2009. Effective September 2009, the Named Executive Officers’ Fiscal 2010 base salaries were as follows: Mr. Pfenniger — $450,000; Mr. Fernandez — $241,000; Mr. Izquierdo - $243,000 and Ms. Rosello — $256,000. For Fiscal 2011, the Compensation Committee has approved an increase of 5.6% in the Chief Executive Officer’s base salary from Fiscal 2010 and increases ranging from 2.9% to 6.2% in the base salaries of the other Named Executive Officers. Effective September 2010, the Named Executive Officers’ Fiscal 2011 base salaries are as follows: Mr. Pfenniger — $475,000; Mr. Fernandez — $256,000; Mr. Izquierdo — $250,000 and Ms. Rosello — $270,000.
     Long-Term Equity Incentive Compensation
     Our long-term equity incentive compensation program provides an opportunity for the Named Executive Officers to increase their stake in our Company through grants of options to purchase shares of our common stock and encourages the Named Executive Officers to manage our Company from the perspective of an owner with an equity stake in the business. Each grant allows the executive to acquire shares of common stock at an exercise price equal to the closing price of our common stock on the grant date over a specified period of time not to exceed 10 years. Generally, the options become exercisable in a series of installments over a four-year period, contingent upon the executive officer’s continued employment with us. Accordingly, the option grant will provide a positive return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term.
     The Compensation Committee’s grant of stock options to the Named Executive Officers is entirely discretionary, subject to any limitations set by our Amended and Restated 2000 Stock Incentive Plan, and is generally made on a once-a-year basis. Decisions by the Compensation Committee regarding grants of stock options to the Named Executive Officers (other than the Chief Executive Officer and the Executive Vice President — Operations) are generally made based upon the recommendation of the Chief Executive Officer, and includes the consideration of the executive officer’s current position with us, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries. In addition, the Compensation Committee considers the number of outstanding and previously granted options of the executive, as well as the other components of his or her total compensation in determining the appropriate grant. As with base salary determinations, the Committee does not use any specific formula, factors, or particular criteria that must be met by each executive officer and does not assign any relative weight to any factors or criteria it considers when granting stock options. Rather, the Committee exercises its judgment and discretion by considering all factors that it deems relevant at the time of such grants. For example, in determining grants of stock options made in Fiscal 2010, the Committee considered the most significant factors driving our shareholder value, including: (i) our Fiscal 2009 results of operations and financial position, including our growth in revenue, income from operations, operating margins and net income, as described above in connection with base salary determinations, (ii) each executive officer’s position with the Company, and (iii) each executive officer’s past and expected future contribution to matters that drive long-term shareholder value. In evaluating each executive officer’s past and expected future contribution to matters that drive long-term shareholder value, the Committee reviewed the following factors: (i) the achievement of strategic and operating objectives, (ii) the execution, implementation, and integration of our acquisition strategy, and (iii) our history of revenue and profit growth and improvement in financial position. Moreover, these factors were not quantified or given any particular weighting in determining grants of stock options. Rather, the Committee relied on its own business experience and judgment in determining the grants. After reviewing the factors set forth above, the Committee determined the amounts of grants to be awarded based on the Committee’s view of the relative responsibility of each executive officer’s position with the Company. As a result, our Chief Executive Officer received a significantly larger grant of stock options than our other executive officers. Our Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary, and Executive Vice President — Operations received the same grant of stock options in Fiscal 2010, as the Committee viewed these positions as having a similar amount of relative responsibility in contributing to the factors driving long-term shareholder value during Fiscal 2010. Our Senior Vice President — Marketing and Business Development received a smaller grant of stock options in Fiscal 2010 than our other executive officers, as the Committee viewed this position as having less impact on the factors driving long-term shareholder value than the positions of Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary, and Executive Vice President — Operations during Fiscal 2010.
     In Fiscal 2010 and 2011, all of the Named Executive Officers were granted options to purchase shares of our common stock, with an exercise price equal to the market value of the common stock on the date of grant, and which vest in equal annual amounts over a four-year period, in connection with their services for Fiscal 2009 and Fiscal 2010, respectively. In September 2009, the following grants of options were made to our Named Executive Officers in connection with their services for Fiscal 2009: Mr. Pfenniger — option to purchase 175,000 shares; Ms. Rosello — option to purchase 100,000 shares; Mr. Fernandez — option to purchase 100,000 shares; and Mr. Izquierdo — option to purchase 50,000 shares. In September 2010, the following grants were made to our Named Executive Officers in connection with their services for Fiscal 2010: Mr. Pfenniger — option to purchase 250,000 shares; Ms. Rosello — option to purchase 150,000 shares; Mr. Fernandez — option to purchase 150,000 shares; and Mr. Izquierdo — option to purchase 50,000 shares.
     We have generally approved grants of stock options in specific amounts as part of an executive officer’s initial employment with us. We do not have any program or practice to time annual or other grants of stock options in coordination with the release of material non-public information or otherwise.
     Annual Cash Incentive Program
     We maintain an annual cash incentive bonus plan which provides for the payment of cash bonuses to eligible members of our management team, including the Named Executive Officers. The purpose of the cash incentive bonus plan is to provide incentives to those employees who have the ability to impact operating performance, to address and achieve annual performance goals and to participate in our growth and profitability. Under the terms of the plan for Fiscal 2010, a pool was established from which bonuses would be paid in an amount equal to 20% of the amount by which our pre-tax earnings for Fiscal 2010 exceeded a pre-determined threshold of $24 million, which approximated our pre-tax income for Fiscal 2009. Distributions of awards from the bonus pool to eligible employees, including the Named Executive Officers are determined by the Compensation Committee, which considers the recommendations of the Chief Executive Officer for all participants other than himself and the Executive Vice President - Operations. The bonus payable from the pool to the Chief Executive Officer and the Executive Vice President — Operations are based solely upon Compensation Committee deliberations. As with the determination of base salary and grants of stock options, the Committee does not follow any specific formula, factors, or particular criteria that must be met by each executive officer and does not assign any relative weight to any factors or criteria it considers in determining amounts to distribute from the bonus pool to each executive officer. For example, in making distributions from the bonus pool in September 2010, the Committee considered the most significant factors driving our shareholder value, including: (i) our Fiscal 2010 results of operations and financial position, including our growth in revenue, income from operations, operating margins and net income, as described above in connection with base salary determinations and (ii) each executive officer’s position, responsibilities, and relative contribution to the achievement of our business plan. Moreover, these factors were not quantified nor given any particular weighting in determining amounts to distribute from the bonus pool to each executive officer. Rather the Committee relied on its own business experience and judgment in determining distributions from the bonus pool. After reviewing the factors set forth above, the Committee determined the distributions to be awarded based on the Committee’s view of the relative responsibility of each executive officer’s position with the Company. As a result, our Chief Executive Officer received a significantly larger distribution than our other executive officers. Our Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary and Executive Vice President — Operations received the same distribution in September 2010, as the Committee viewed these positions as having a similar amount of relative responsibility in contributing to the achievement of our business plan during Fiscal 2010. Our Senior Vice President — Marketing and Business Development received a smaller distribution in September 2010 than our other executive officers, as the Committee viewed this position as having less impact on the factors driving the achievement of our business plan than the positions of Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary and Executive Vice President — Operations during Fiscal 2010.
     In September 2010, the Compensation Committee met to determine bonuses under the plan for Fiscal 2010 to the Named Executive Officers. Based on the Committee’s consideration of the factors noted above, and based upon Mr. Pfenniger’s recommendations with respect to the Named Executive Officers other than himself and the Executive Vice President — Operations, the Compensation Committee awarded annual cash incentive program compensation to the Named Executive Officers as follows: Mr. Pfenniger — $400,000; Mr. Fernandez — $250,000; Ms. Rosello — $250,000 and Mr. Izquierdo — $100,000.
     The Compensation Committee approved an annual cash incentive bonus plan for Fiscal 2011 under the same general framework as the Fiscal 2010 plan. The plan for Fiscal 2011 was approved by the Compensation Committee at a meeting held in September 2010, which was its first meeting after completion of Fiscal 2010. Under the terms of the plan for Fiscal 2011, a bonus pool will be established in an amount equal to 20% of the amount by which our pre-tax earnings exceed a pre-determined threshold. The particular financial metric used as the pre-determined threshold, as well as the specific numeric threshold established, may vary from year to year, based on the Company’s business plan and budget for the particular year. The Compensation Committee believes that the threshold target provides a meaningful incentive to executives to improve performance in a manner that is consistent with the interests of our shareholders. As with the annual cash incentive plan for Fiscal 2010, no bonuses will be payable under the plan for Fiscal 2011 if the threshold financial performance target is not exceeded.
     Other Compensation and Benefits
     Named Executive Officers receive additional compensation in the form of vacation, medical, 401(k), and other benefits generally available to all of our full time employees. While we generally do not provide perquisites to our executive officers, certain Named Executive Officers received modest automobile allowances and we paid medical and life insurance premiums on behalf of all of the Named Executive Officers which exceed the premiums paid by us on behalf of our non-executive employees.
Internal Revenue Code Limits on Deductibility of Compensation
     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.
     The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including stock option grants and annual bonuses, to the Named Executive Officers, each of whom are subject to Section 162(m), in a manner that satisfies the statute’s requirements for full tax deductibility for the compensation. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation.

However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) will in fact do so.
Compensation Committee Report
The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Members of the Compensation Committee:
Robert J. Cresci (Chairman)
Neil Flanzraich
Marvin A. Sackner, M.D.
Jacqueline M. Simkin
A. Marvin Strait, C.P.A.
Compensation of Named Executive Officers
Summary Compensation Table
     The following table sets forth certain summary information concerning compensation paid or accrued by us to or on behalf of the Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section above) for the fiscal years ended June 30, 2010, 2009 and 2008. We do not have employment agreements with any of the Named Executive Officers.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
	Fiscal			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards(1)	Compensation	Earnings	Compensation(2)	Total
Richard C. Pfenniger,	2010	$444,462	—	—	$234,714	$400,000	—	$7,799	$1,086,975
Jr., Chairman of the Board,	2009	$407,519	—	—	$210,161	$265,000	—	$13,435	$896,115
President and Chief Executive Officer	2008	$371,539	—	—	$208,907	$300,000	—	$15,940	$896,386

Fernando L. Fernandez,	2010	$239,642	—	—	$124,762	$250,000	—	$15,501	$629,905
Senior Vice President-Finance, Chief	2009	$227,481	—	—	$99,577	$125,000	—	$15,501	$467,559
Financial Officer, Treasurer and Secretary	2008	$212,885	—	—	$84,805	$150,000	—	$15,940	$463,630

Gemma Rosello,	2010	$254,492	—	—	$128,167	$250,000	—	$13,819	$646,478
Executive Vice	2009	$242,331	—	—	$161,583	$125,000	—	$13,821	$542,735
President — Operations	2008	$227,942	—	—	$158,082	$150,000	—	$14,237	$550,261

Luis H. Izquierdo, Senior Vice	2010	$255,888	—	—	$66,976	$100,000	—	$14,478	$437,342
President-Marketing and	2009	$236,115	—	—	$60,816	$60,000	—	$14,479	$371,410
Business Development	2008	$228,923	—	—	$65,934	$100,000	—	$14,912	$409,769

(1)	Represents the dollar amount recognized for financial statement reporting purposes in accordance with ASC 718, without taking into account an estimate of forfeitures related to service-based vesting, of stock option grants, including amounts from awards granted prior to Fiscal 2010. Assumptions used in the calculation of these amounts are included in footnote 7 to our audited financial statements for the fiscal year ended June 30, 2010 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 9, 2010. There were no forfeitures during Fiscal 2010. Additional information regarding these stock options awarded to the Named Executive Officers in Fiscal 2010, including the grant date fair value of such stock options, is set forth in the “Grants of Plan-Based Awards — Fiscal 2010” table below.

(2)	Includes the amount of the insurance premiums paid by us on behalf of the Named Executive Officers that exceed the insurance premiums paid by us on behalf of our non-executive employees, and also includes car allowances for Ms. Rosello and Mr. Izquierdo.
Grants of Plan-Based Awards — Fiscal 2010
     The following table sets forth certain information concerning grants of awards to the Named Executive Officers pursuant to our non-equity and equity incentive plans in the fiscal year ended June 30, 2010.

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant Date
								Number of	Number of	Price of	Fair Value
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Option	of Stock
	Grant	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			Stock or	Underlying	Awards	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options(2)	($ / Sh)	Awards(3)
Richard C. Pfenniger, Jr.	9/15/09	—	N/A	N/A	—	—	—	—	175,000	$3.13	$273,000
Fernando L. Fernandez	9/15/09	—	N/A	N/A	—	—	—	—	100,000	$3.13	$156,000
Gemma Rosello	9/15/09	—	N/A	N/A	—	—	—	—	100,000	$3.13	$156,000
Luis H. Izquierdo	9/15/09	—	N/A	N/A	—	—	—	—	50,000	$3.13	$78,000

(1)	Represents the estimated possible payouts of cash awards under our Annual Cash Incentive Program which is tied to financial performance goals. Our annual incentive plan is more fully described in the “Compensation Discussion and Analysis” section beginning on page 12. No threshold payment is disclosed because no payments would be payable under the annual incentive plan until pre-tax profits exceed the threshold amount. Further, no target amount is provided because no target amounts were established and no maximum amount is presented because this plan does not limit the maximum potential payout. The Compensation Committee determines payouts under our Annual Cash Incentive Program after determining amounts available to be paid out following the end of the fiscal year.

(2	All options are to purchase shares of our common stock granted under our Amended and Restated 2000 Stock Incentive Plan. Each grant vests 25% over the first four years from the date of grant.

(3)	Represents the approximate grant date fair value computed in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End — 2010
     The following table sets forth certain information regarding equity-based awards held by the Named Executive Officers as of June 30, 2010.

	Option Awards
	Number of Securities			Equity Incentive Plan Awards:	Option	Option
	Underlying Unexercised Options			Number of Securities Underlying	Exercise	Expiration
Name	Exercisable	Unexercisable		Unexercised Unearned Options	Price	Date
Richard C. Pfenniger, Jr.	200,000	—		—	$2.42	12/6/15
	150,000	—		—	2.77	9/12/16
	112,500	37,500	(1)	—	2.51	9/11/17
	87,500	87,500	(2)	—	2.38	9/19/18
	43,750	131,250	(3)	—	3.13	9/15/19

Fernando L. Fernandez	350,000	—		—	$1.98	6/14/14
	75,000	—		—	2.42	12/6/15
	50,000	—		—	2.77	9/12/16
	56,250	18,750	(1)	—	2.51	9/11/17
	50,000	50,000	(2)	—	2.38	9/19/18
	25,000	75,000	(3)	—	3.13	9/15/19

Gemma Rosello	100,000	—		—	$2.69	5/26/15
	75,000	—		—	2.42	12/6/15
	75,000	—		—	2.77	9/12/16
	56,250	18,750	(1)	—	2.51	9/11/17
	50,000	50,000	(2)	—	2.38	9/19/18
	25,000	75,000	(3)	—	3.13	9/15/19

Luis H. Izquierdo	300,000	—		—	$1.51	1/5/14
	75,000	—		—	2.42	12/6/15
	25,000	—		—	2.77	9/12/16
	37,500	12,500	(1)	—	2.51	9/11/17
	25,000	25,000	(2)	—	2.38	9/19/18
	12,500	37,500	(3)	—	3.13	9/15/19

(1)	Vests in four equal annual installments beginning on September 11, 2008.

(2)	Vests in four equal annual installments beginning on September 19, 2009.

(3)	Vests in four equal annual installments beginning on September 15, 2010.
Option Exercises and Stock Vested — Fiscal 2010
     The following table sets forth information regarding the number and value of stock options exercised by the Named Executive Officers in Fiscal 2010.

	Option Awards		Stock Awards (2)
Number of
	Shares Acquired	Value Realized on	Number of Shares	Value Realized
Name	on Exercise	Exercise (1)	Acquired on Vesting	on Vesting
Richard C. Pfenniger, Jr.	721,970	$2,555,774	—	—
Fernando L. Fernandez	—	—	—	—
Gemma Rosello	—	—	—	—
Luis H. Izquierdo	—	—	—	—

(1)	The value realized on exercise is based on the difference between the fair market value of our common stock as reported by the NYSE Amex and the exercise price of the options on the date of exercise.

(2)	No restricted stock awards have been issued to Named Executive Officers.

Potential Payments upon Termination or Change-in-Control
     The Named Executive Officers do not have employment agreements with us and are all employed on an “at will” basis. We do not have arrangements with any of our Named Executive Officers providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change-in-control. Grants of stock options to all employees eligible to receive such grants under our Amended and Restated 2000 Stock Incentive Plan vest immediately in the event of a change in control; therefore, no separate disclosure is presented herein with respect to the acceleration of stock options held by the Named Executive Officers upon a change of control under the terms of this stock incentive plan.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers and persons who own more than ten percent of our outstanding common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulation to furnish us with copies of all such reports they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners for the fiscal year ended June 30, 2010 (“Fiscal 2010”) were complied with.
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)
     The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011. Ernst & Young LLP served as our independent registered public accounting firm in Fiscal 2010 and Fiscal 2009.
Fees to Independent Registered Public Accounting Firm
     The following table presents fees for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the audit of our annual financial statements and internal control over financial reporting, fees for audit-related services, tax services and all other services.

	Fiscal	Fiscal
	2010	2009
Audit fees (a)	$804,076	$847,936
Audit related fees (b)	—	—
Tax fees (c)	24,000	24,000
All other fees (d)	—	—

	$828,076	$871,936

(a)	Audit fees consist of fees associated with the fiscal year audit and the audit of internal control over financial reporting, and the reviews of the quarterly reports on Form 10-Q.

(b)	No audit related fees were incurred in Fiscal 2010 and 2009.

(c)	Tax fees consist of services provided for tax compliance.

(d)	No other fees were incurred in Fiscal 2010 and 2009.
     All audit related services, tax services and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Our Audit Committee must review and pre-approve both audit and permitted non-audit services provided by the independent registered public accounting firm and shall not engage the independent registered public accounting firm to perform any non-audit services prohibited by law or regulation. At each Audit Committee meeting, our Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for pre-approval. Our Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular Audit Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting.
     Each year, the independent registered public accounting firm’s retention to audit our financial statements and internal control over financial reporting, including the associated fee, is approved by our Audit Committee before the filing of the preceding year’s Annual Report on Form 10-K.
     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.
Vote Required and Recommendation
     The Board of Directors recommends a vote in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011. The appointment of Ernst & Young as our independent registered public accounting firm will be ratified if the votes cast favoring the ratification exceed the votes cast opposing the ratification.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JUNE 30, 2011.
Audit Committee Report
     The Audit Committee of the Board of Directors is responsible for, among other things, monitoring:
•	the integrity of our financial statements;

•	our system of internal controls; and

•	the independence, qualifications and performance of our independent registered public accounting firm.
     Our management is responsible for the preparation, presentation and integrity of our financial statements, and our accounting and financial reporting process, including the system of internal control, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to independently monitor and review these processes and to review and discuss management’s report on our internal control over financial reporting. However, the Audit Committee must rely, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm. Accordingly, although the Audit Committee consults with and discusses these matters and its questions and concerns with management and our independent registered public accounting firm, its oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions cannot assure that the integrated audit of our financial statements and internal control over financial reporting has been carried out in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our registered public accounting firm is in fact “independent.”
     During Fiscal 2010, Mr. Cresci, Mr. Flanzraich, Dr. Sackner, Ms. Simkin and Mr. Strait (Chairman), each of whom are non-employee directors, comprised the Audit Committee. The Audit Committee held seven meetings during Fiscal 2010. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee discussed with our independent registered public accounting firm, with and without management present, the results of their examinations and their evaluations of our financial statements and internal control over financial reporting. The Audit Committee has reviewed and discussed our audited financial statements with management.
     The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed under the rules adopted by the PCAOB, including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. The Audit Committee received and discussed with the independent registered public accounting firm their annual written report on their independence from us and our management, as required by the PCAOB rules. The Audit Committee’s discussions also included a discussion of the background and experience of the Ernst & Young LLP audit team assigned to us and the quality control procedures established by Ernst & Young LLP.
     Ernst & Young LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm their independence from us. When considering Ernst & Young LLP’s independence, the Audit Committee considered whether their provision of services to us beyond those rendered in connection with their integrated audit and quarterly review work was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the nature of the non-audit services provided and the amount of fees paid to Ernst & Young LLP for their audit and non-audit services, both separately and in the aggregate.
     Based on the Audit Committee’s review and its meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited financial statements for the year ended June 30, 2010 be included in our Annual Report on Form 10-K.
Submitted by the Members of the Audit Committee:
Robert J. Cresci
Neil Flanzraich
Marvin A. Sackner, M.D.
Jacqueline Simkin
A. Marvin Strait, C.P.A., Chairman
NON-BINDING ADVISORY VOTE ON
SAY ON PAY
(Proposal No. 3)
Background of the Proposal
     The Dodd-Frank Act requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding advisory shareholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on Say on Pay at the Annual Meeting.
Executive Compensation
     As discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 12, the Board of Directors believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that are commensurate and aligned with our performance and advances both short and long-term interest of ours and our shareholders. We seek to achieve these objectives through three principal compensation programs: a base salary, long-term equity incentives, in the form of periodic grants of stock options, and an annual cash incentive bonus. Base salaries are designed primarily to attract and retain talented executives. Periodic grants of stock options are designed to provide a strong incentive for achieving long-term results by aligning interests of our executives with those of our shareholders, while at the same time encouraging our executives to remain with us. Annual cash incentives are designed to motivate and reward the achievement of selected financial goals, generally tied to profitability. The Board of Directors believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officer. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.
This Say on Pay proposal is set forth in the following resolution:
     RESOLVED, that the shareholders of Continucare Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the Continucare Corporation’s Proxy Statement for the 2011 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related information found in the proxy statement of Continucare Corporation.
     Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
Vote Required and Recommendation
     The Board of Directors recommends a vote in favor of the Say on Pay Proposal. The advisory vote on the Say on Pay proposal will be approved if the votes cast favoring the approval exceed the votes cast opposing the approval.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION
DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON SAY ON PAY IN FUTURE YEARS
(Proposal No. 4)
Background of the Proposal
     The Dodd-Frank Act also requires all public companies, beginning with their shareholder meetings on or after January 21, 2011, to hold a separate non-binding advisory shareholder vote with respect to the frequency of the vote on the Say on Pay proposal thereafter. Companies must give shareholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as the “Frequency Vote on Say on Pay”). Shareholders may also abstain from making a choice, pursuant to proposed rules recently issued by the SEC. After such initial votes are held, the Dodd-Frank Act requires all public companies to submit to their shareholders no less often than every six years thereafter the Frequency Vote on Say on Pay. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote on the frequency of Say on Pay in future years at the Annual Meeting.
Frequency Vote on Say on Pay
     As discussed above, the Board of Directors believes that our executive compensation programs are designed to secure and retain the services of high quality executives and to provide compensation to our executives that are commensurate and aligned with our performance and advances both short and long-term interest of ours and our shareholders. The Board of Directors believes that giving our shareholders the right to cast an advisory vote every three years on their approval of the compensation arrangements of our named executive officers provides the Board of Directors sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement changes, as needed, to our executive compensation program.
     Although the Board of Directors recommends that the Say on Pay proposal be voted on every three years, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say on Pay proposal as follows: (i) one year, (ii) two years, (iii) three years, or (iv) abstain. This is an advisory vote and will not be binding on the Board of Directors or the Company, the Board of Directors may determine that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our shareholders. Nevertheless, the Compensation Committee will take into account the outcome this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.
Vote Required and Recommendation
     The Board of Directors recommends the selection of every three years as your preference for the frequency with which shareholders are provided an advisory vote on Say on Pay. The advisory vote on the frequency of the advisory vote on Say on Pay in future years is not binding on the Board of Directors or the Compensation Committee but the Compensation Committee will take into account the outcome of the vote when considering how frequently to seek an advisory vote on Say on Pay in future years.
THE BOARD OF DIRECTORS RECOMMENDS THE SELECTION OF EVERY THREE YEARS
AS YOUR PREFERENCE FOR THE FREQUENCY WITH WHICH SHAREHOLDERS ARE
PROVIDED AN ADVISORY VOTE ON SAY ON PAY.
OTHER BUSINESS
     As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

SHAREHOLDER PROPOSALS
     Shareholders interested in presenting a proposal for consideration at our next annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Exchange Act and in our Amended and Restated Bylaws. To be eligible for inclusion in our proxy statement and form of proxy relating to that meeting, shareholder proposals must be received by our Secretary no later than October 22, 2011 and no earlier than September 22, 2011. For business to be properly brought before an annual meeting by a shareholder, the shareholder must provide timely notice as prescribed in the Amended and Restated Bylaws and as summarized above.
By Order of the Board of Directors,

Fernando L. Fernandez
Senior Vice President — Finance, Chief Financial Officer,
Treasurer and Secretary
Miami, Florida
January 20, 2011

CONTINUCARE CORPORATION
7200 CORPORATE CENTER DRIVE, SUITE 600
MIAMI, FLORIDA 33126
ANNUAL MEETING OF SHAREHOLDERS
OF CONTINUCARE CORPORATION
FEBRUARY 24, 2011
PROXY
     This Proxy is solicited on behalf of the Board of Directors of Continucare Corporation.
     The undersigned hereby appoints Richard C. Pfenniger, Jr. and Fernando L. Fernandez, and each of them, acting alone, with the power to appoint his substitute, as proxies to represent the undersigned and vote as designated on the reverse side, all of the shares of Common Stock of Continucare Corporation held of record by the undersigned at the close of business on December 30, 2010, at the Annual Meeting of Shareholders to be held on February 24, 2011, and at any adjournment or postponement thereof. If you will need directions to the annual meeting, or if you require special assistance at the annual meeting because of a disability, please contact Ms. Maritza Malacrino at (305) 500-2103.
     Please complete, date and sign this Proxy on the reverse side, and mail it promptly in the enclosed envelope.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 24, 2011
The accompanying proxy statement and the 2010 Annual Report on Form 10-K are available at
http://www.continucare.com
(Continued and to be signed on the reverse side)

(continued from reverse side)
     The Board of Directors of Continucare Corporation unanimously recommends a vote “FOR” each of the nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending June 30, 2011, “FOR” the approval of the Say on Pay proposal, and for the selection of “3 YEARS” as the frequency with which shareholders are provided an advisory vote on Say on Pay.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. The election of eight members to Continucare Corporation’s Board of Directors to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified.	2. The ratification of the appointment of Ernst & Young LLP as Continucare Corporation’s independent registered public accounting firm for the year ending June 30, 2011.
NOMINEES: Richard C. Pfenniger, Jr. Robert J. Cresci	FOR ☐	AGAINST ☐	ABSTAIN ☐
Neil Flanzraich Phillip Frost, M.D. Jacob Nudel, M.D. Marvin A. Sackner, M.D. Jacqueline M. Simkin A. Marvin Strait	3. A non-binding advisory vote on the compensation of the named executive officers of the Company (“Say on Pay”).
FOR ☐	AGAINST ☐	ABSTAIN ☐
4. A non-binding advisory vote on the frequency of the advisory vote on Say on Pay in future years.
☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	3 YEARS ☐	2 YEARS ☐	1 YEAR ☐	ABSTAIN ☐

☐ FOR ALL EXCEPT
(See instructions below)	5. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s name(s) below.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND 3, AND FOR “3 YEARS” IN PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
________________________________
________________________________
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

     The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the February 24, 2011 meeting.
Signature of Shareholder________________ Date:_______ Signature of Shareholder ________________ Date: ____________
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each shareholder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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